Exhibit 10.1

CIMAREX ENERGY CO.

DIRECTOR EMERITUS AGREEMENT

This Director Emeritus Agreement (this “Agreement”) is entered into by and between Cimarex Energy Co. (the “Company”), a Delaware corporation, and Michael J. Sullivan (“Mr. Sullivan”) effective September 30, 2019 (the “Effective Date”).

WHEREAS, Michael J. Sullivan informed the Board of Directors of the Company (the “Board”) that he will resign as a Director on the Effective Date and the Board believes it is in the best interests of the Company to appoint Mr. Sullivan as a Director Emeritus following the completion of his term as a Director;

WHEREAS, the Company recognizes the specialized knowledge and expertise of Mr. Sullivan related to the business affairs of the Company and the oil and gas industry generally, and that upon Mr. Sullivan’s retirement, the Board of Directors of the Company wishes to appoint Mr. Sullivan to the position of Director Emeritus of the Company; and

WHEREAS, Mr. Sullivan and the Company desire to enter into this Agreement in order to detail the terms and conditions of such Director Emeritus relationship hereinafter contained;

NOW, THEREFORE, in consideration of the covenants and terms contained in this Agreement, and of the mutual benefits accruing to the Company and Mr. Sullivan therefrom, the Company and Mr. Sullivan, intending to be legally bound, do hereby agree as follows:

1.	Business Relationship.

Effective immediately following the resignation of Mr. Sullivan as a Director on the Effective Date, Mr. Sullivan shall be appointed as a Director Emeritus to serve until September 30, 2021 or until his earlier resignation or removal by the vote of a majority of the Board.

2.	Director Emeritus Duties.

(a)	Mr. Sullivan’s service as Director Emeritus shall have the following terms and conditions and such other or amended terms and conditions as determined from time to time by the Board: Mr. Sullivan shall serve as a consultant to the Board; may be invited to attend regular meetings of the Board and, if present, may participate in the discussions occurring at such meetings; shall not be counted for the purpose of determining whether a quorum is present and shall have no ability to vote on or consent to any matters brought before the Board; shall not have any of the responsibilities or liabilities of a Director, nor any of a Director’s rights, powers or privileges, including any decision-making power; shall remain subject to the Company’s Code of Business Conduct and Ethics, Insider Trading Policy, and Insider Trading Policy Additional Procedures; shall continue to be subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended; and shall be entitled to an indemnification agreement with the Company is substantially the form of his current indemnification agreement with the Company as a Director of the Company.

(b)	Mr. Sullivan shall exercise a reasonable degree of skill, prudence and care in performing the services referred to in Section 2(a) above.

(c)	Mr. Sullivan shall not be obligated to render any services under this Agreement during such period when he is unable to do so due to illness, disability or injury or during reasonable periods of personal leave.

(d)	Mr. Sullivan shall not enter into any agreements or make commitments on behalf of the Company without the prior written consent or approval of the Company’s Chief Executive Officer and President.

3.	Remuneration.

As remuneration for Mr. Sullivan’s service as a Director Emeritus, Mr. Sullivan shall be paid a retainer at the rate of $85,000 per year, with $85,000 payable on June 1, 2020 and $28,333 payable on June 1, 2021 for the period from June 1, 2021 until September 30, 2021.

4.	Termination.

(a)	Mr. Sullivan may terminate this Agreement at any time upon his resignation as Director Emeritus.

(b)	The Board may terminate this Agreement at any time by the vote of a majority of the Board.

(c)	In the event of the disability (as defined in the Company’s 2019 Equity Incentive Plan) or death of Mr. Sullivan during the term of this Agreement, this Agreement shall terminate without further action by the Company.

5.	Confidential Business.

Mr. Sullivan, during the term of this Agreement, will not, without the express written consent of the Company, directly or indirectly communicate or divulge to, or use for his own benefit or for the benefit of any other person, firm, association, or corporation, any trade secrets, proprietary data or other confidential information communicated to or otherwise learned or acquired by Mr. Sullivan from the Company while serving as an Director Emeritus, except that Mr. Sullivan may disclose such matters to the extent that disclosure is (a) requested by the Company or (b) required by a court or other governmental agency of competent jurisdiction.  The provisions of this Section 5 shall survive any expiration or termination of this Agreement.

6.	Independent Contractor.

The parties hereto agree and acknowledge that the relationship between the Company and Mr. Sullivan shall be that of an independent contractor and not that of employer-employee, master-servant or principal-agent.  Nothing in this Agreement, or its implementation, shall be construed to be to the contrary.

7.	Complete Agreement.

This Agreement, and any attachments or exhibits appended hereto, shall represent the complete agreement between the Company and Mr. Sullivan concerning the subject matter hereof and supersedes all prior agreements or understandings, written or oral.  No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless made in writing and signed by both Mr. Sullivan and the Company.

8.	Notices.

Any notice required or permitted to be given hereunder shall be in writing and shall be effective three (3) business days after it is properly sent by registered or certified mail, if to the Company, to its Chief Executive Officer at the administrative offices of the Company, or if to Mr. Sullivan to the address set forth beneath his signature to this Agreement, or to such other address as either party may from time to time designate by written notice.

9.	Assignability.

This Agreement may not be assigned by either party without the prior written consent of the other party, except that no consent is necessary for the Company to assign this Agreement to a corporation succeeding to substantially all the assets or business of the Company whether by merger, consolidation, acquisition or otherwise. This Agreement shall be binding upon Mr. Sullivan, his heirs and permitted assigns and upon the Company, its successors and permitted assigns.

10.	Severability.

Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or non-enforceability of any section shall not invalidate or render non-enforceable any other section contained herein.  If any section or provision in a section is found invalid or unenforceable, it is the intent of the parties that a court of competent jurisdiction shall reform the section or provisions to produce its nearest enforceable economic equivalent.

11.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Cimarex Energy Co. (“Company”)

By:	/s/ Thomas E. Jorden
Name:	Thomas E. Jorden
Title:	Chairman, Chief Executive Officer and President

/s/ Michael J. Sullivan
Michael J. Sullivan

3